June 14, 2011

American Eagle Energy, Inc.
27 North 27th Street, Suite 21G
Billings, Montana 59101
Attention: Richard Findley

NextEra Energy Gas Producing LLC
1000 Louisiana Street, Suite 5550
Houston, Texas 77002
Attention: Michael Jessop

RE:         Purchase and Sale Agreement
Second Closing
Divide County, North Dakota

Gentlemen,

This Amendatory Letter Agreement (this “Amendment”), once executed by all parties, shall constitute an Amendment to the Purchase and Sale Agreement (the “Agreement”), dated May 17, 2011, and shall be incorporated into said Agreement.

American Eagle Energy Inc., Eternal Energy Corp., and NextEra Energy Gas Producing LLC hereby agree to amend the captioned Agreement as follows:

1.     The first paragraph of Article 2.1 shall be deleted in its entirety and replaced with the following:

2.1 Purchase Price. The Purchase price for the Assets shall be $959,000 (the “Purchase Price”), which represents a purchase price of $1,750 per Net Acre (the “Per Net Acre Price”), multiplied by the approximately 1096 aggregate Net Acres covered by the Leases, multiplied by the 50% of Sellers right, title and interest being acquired by Buyer.

If these changes meet with your approval please execute in the space provided below.  Should you have any questions please feel free to call the undersigned.

Sincerely,

Brad Colby
President

NextEra Energy Gas Producing LLC

By:
Name:	Lawrence A. Wall, Jr.
Title:	President

AGREED and ACCEPTED this ________ day of June, 2011.

American Eagle Energy Inc.

By:
Name:	Richard Findley
Title:	President

AGREED and ACCEPTED this ________ day of June, 2011.